Exhibit 10(g)

PACCAR Inc

Amendment to Compensatory Arrangement With Non-Employee Directors

Effective January 2012, the annual award of restricted stock or restricted stock units for non-employee directors is increased from $90,000 to $100,000 under the Amended and Restated Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. The cash retainer and meeting fees are unchanged.

Effective January 2012, the lead director and the chairman of the audit, compensation, and nominating & governance committees are entitled to an annual cash retainer of $10,000, payable quarterly. If the Board designates a lead director or committee chairman during a calendar quarter, a pro-rated retainer is paid.